Exhibit 2.2

ENTORO SECURITIES, LLC – REG A - PLACEMENT AGENT AGREEMENT

Required Information and Summary
Date:	4/14/2023
“Issuer” or Company Legal	Zephyr Group, Inc.
Name:
Tax and Issuer/Company	87-1240126
ID:
“Domiciled”:	Arizona
“Type” of Entity:	INC
“Offering” Name:	Zephyr Group
[Reserved]:
Issuer/Company Contact Information
Primary Contact:	D. Roy Serventi
Authorized Signatory:	D. Roy Serventi
Signatory Title:	CEO
Address:	7135 E. Camelback Rd., Suite 230, Scottsdale, AZ 85251
Email:	drserventi@zephyrgroupinc.com
Work Number:	480-553-6314
Mobile Number:	480-467-8347
[Reserved]:
Issuer/Company Counsel Contact Information
Firm:	Law Office of Carl P. Ranno
Primary Contact:	Carl Ranno
Address:	2733 East Vista Drive, Phoenix, AZ 85032
Email:	carlranno@cox.net
Work Number:	(602) 402-3615
Mobile Number:	(602) 402-3615
[Reserved]:
Entoro Securities, LLC Contact Information
333 W. Loop N., Suite 333
Houston, TX 77024, USA
+1.713.823.2900 Main
www.entoro.com
Authorized Representative:	James C. Row, CFA, Managing Partner
jrow@entoro.com
[Reserved]:

Reg A - Offering Summary – Additional Information in Section 2 and Exhibit B
Instrument:	Shares
Maximum Offering Size:	$10,000,000, subject to increase by issuer
Currency:	United States Dollars
Tier 1 or 2:	Tier 2
Advisory/Consulting Fee:	$10,000

Advance on Expenses:	$10,000, covers due diligence expenses, technology platform setup costs, other necessary support. Refundable to extent not used.
Offering Success Fee:	Cash Compensation:	1.0 of the gross proceeds of the Offering; or 6% of the gross proceeds facilitated by Placement Agent or Soliciting Dealers

Equity Compensation: 0%; plus

Digital Securities Compensation: N/A
Initial Term:	12 months
Conversion Feature:	No
Warrants/Options:	No
Digital Securities:	No
Minimum Purchase	$500
Amount (per investor):
Subscription Agreement:	TBD
[Reserved]:	[Reserved]

Description of the Offering and the Securities

Issuer is an innovative plant-based biotech development and acquisition platform focused on health, wellness, and unique nutraceutical consumer products. Utilizing the latest advancements in gene editing technologies (CRISPR), the Company sees a strong competitive advantage in “bridging the gap” between the current nutraceutical and pharmaceutical world and fast emerging world of cannabis-based medicines and tailored therapeutics. Company medical and science experts also recognize that the inherent polypharmaceutical properties of cannabis botanicals offer distinct advantages over the current single-target pharmaceutical model and portend to revolutionize the putative treatment of serious conditions such as PTSD, anxiety, depression, and even Parkinson disease and Alzheimer disease into a new reality of effective interventional and even preventative treatment.

Issuer has LOIs in place on two initial acquisitions ($2.4M Rev) and Year 1 Proforma revenues of ($4.3M).

Entoro Securities will work as Exclusive Placement Agent and Broker Dealer of Record for Base Commission, and reasonable efforts for additional compensation, to find subscribers for up to $10,000,000 worth of Shares, priced at $TBD per Share, pursuant to an exempt offering in accordance with “Tier 2” of Regulation A (17 C.F.R. §230.251 et seq.) of the Securities Act of 1933, as amended (the “33 Act”).

Additional Information
Signed Entoro NDANC	Yes, May 25, 2021
Agreement:
Status with SEC:	Not Yet Qualified
Background Check:	Required, not yet started
Escrow:	Required
Escrow Agent Information:	Enterprise Bank
Transfer Agent Info:	Sedona Equity Registrar & Transfer, Inc.
Issuer Audit Years:	2022
“Entoro”:	Means Entoro LLC, parent of both Entoro Securities and OfferBoard
“Entoro Securities”:	Means Entoro Securities, LLC, the broker-dealer (CRD#35192)
“OfferBoard”:	Means OfferBoard, LLC, the syndication and technology platform
Document Version:	2023.01.17

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

The Issuer recognizes and understands:
Please Check the Box	Topic
X	Entoro Securities works on a Best Efforts Basis
X	Background checks are required (FINRA/SEC)
X	Client utilization of approved investor funnels is critical; failure to use approved funnels will result in additional fees & possibly termination.
X	Securities marketing can only be conducted when the proper due diligence and marketing materials have been completed with Disclosures and Disclaimers
X	Advance on expenses is due on execution of this Agreement. Advisory/consulting fees are due on the latter of SEC qualification or FINRA approval of this Agreement, unless arrangements for subsequent payment are explicitly stated in this Agreement.

We look forward to working with you toward the successful conclusion of this engagement and developing a long-term relationship with the Issuer.

Confirmed, Agreed and Accepted:

Zephyr Group, Inc.		ENTORO SECURITIES, LLC

PLACEMENT AGENT
By:		By:
Name:	D. Roy Serventi	Name:	James C. Row
Title:	CEO	Title:	Managing Partner
Date:	4/14/2023	Date:	4/14/2023

4/14/2023

D. Roy Serventi

CEO

Zephyr Group, Inc.

7135 E. Camelback Rd., Suite 230, Scottsdale, AZ 85251

Re: Engagement Reg A Placement Agent Agreement

Dear D. Roy Serventi:

This Placement Agent Agreement (this “Agreement”) sets forth the terms under which Entoro Securities, LLC, a FINRA and SEC registered broker-dealer (“we” or “Placement Agent”), is being engaged to act as the exclusive and managing broker dealer for Zephyr Group, Inc. (“you” or the “Issuer” and, together with Placement Agent, the “Parties”) in connection with a proposed best efforts Regulation A offering by the Issuer of its securities (the “Securities”) which Securities may be convertible preferred stock, common stock, convertible debt or other securities and may be in the form of units that include warrants in each case as determined by the Issuer after consultation with Placement Agent.

The terms of our engagement are as follows:

1.	The Offering.

(a)       We will seek to assist you to raise capital through a Regulation A, Tier 2 offering (the “Offering”) of the Securities to accredited and non-accredited investors (the “Investors”) in an exempt transaction under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). We expect that the Offering will result in gross proceeds to the Issuer of up to $10,000,000. The actual terms and amount of the Offering will depend on market conditions, and will be subject to negotiation between the Issuer, Placement Agent and the prospective investors.

(b)       The Issuer expressly acknowledges that: (i) the Offering will be undertaken on a “best efforts” basis, (ii) Placement Agent will not be required to purchase any Securities from the Issuer, and (iii) the execution of this Agreement does not constitute a commitment by Placement Agent to consummate any transaction contemplated hereunder and does not ensure a successful Offering or the ability of Placement Agent to secure any financing on behalf of the Issuer.

(c)       During the Term (as defined below), the Issuer and its affiliates agree not to engage any other broker-dealer or intermediary and shall not utilize a placement agent, broker-dealer or other intermediary to solicit, negotiate with or enter into any agreement with any investor or other financing source unless such engagement is through Placement Agent. The Issuer represents and warrants that the execution, delivery and performance of this Agreement does not violate the terms of any agreement or understanding to which Issuer or its affiliates are a party or to which Issuer or its affiliates are bound with any other person or entity.

(d)       You acknowledge that we may ask other FINRA and SEC member broker-dealers to participate as soliciting dealers (“Soliciting Dealers”) for the Offering. Upon appointment of any such Soliciting Dealer, we shall be permitted to re-allow all or part of our fees and expense allowance as described below. Such Soliciting Dealer shall automatically receive the benefits of this agreement, including the indemnification rights provided for herein upon their execution of a soliciting dealer agreement (the “Soliciting Dealer Agreement”) with us that confirms that such Soliciting Dealer is entitled to the benefits of this agreement, including the indemnification rights provided for herein. Unless otherwise agreed to by the Issuer, the Issuer will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any Soliciting Dealers retained by Placement Agent that are in excess of the fees and expense reimbursement provided for in this Agreement. The Soliciting Dealer Agreement shall be in such form as we reasonably determine.

2.	Fees and Expenses.

(a)       As compensation to Placement Agent for its services hereunder, Issuer agrees to pay Placement Agent, concurrent with each Closing of the Offering, the compensation described in Exhibit B. The Offering Success Fee identified in Exhibit B shall be payable with respect to any Securities sold to any Investor. An Investor is any person or entity that has executed or otherwise entered into a subscription agreement or other form of sale or purchase order related to the Offering. Source of facilitation of specific investments, as needed, will be determined by use of designated URLs, tracking pixels, investor-entered ID codes, referral source dropdown menus, or other supporting evidence as shall be mutually agreed by the Parties, including but not limited to CRM software or email records.

(b)       Any Advisory/Consulting Fee described in Exhibit B is nonrefundable, and payable to Placement Agent within five days of the latter of FINRA Rule 5110 approval of this Agreement or SEC qualification of the Offering.

(c)       To the degree that Equity, Warrant or Option compensation is authorized in Exhibit B, any such compensation will be registered under the Offering Statement for the Offering. Placement Agent understands and agrees that there are significant restrictions pursuant to Financial Industry Regulatory Authority, or FINRA Rule 5110 against transferring Warrants, Options and underlying Securities during the one hundred eighty (180) days after the qualification date of the Offering Statement for the Offering and by its acceptance thereof shall agree that it will not sell, transfer, assign, pledge or hypothecate the ownership of same, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of one hundred eighty (180) days following the qualification date of the Offering Statement for the Offering to anyone other than (i) an underwriter or selected dealer in connection with the Offering or (ii) a bona fide officer or partner of Placement Agent or of any underwriter or selected dealer; and only if any such transferee agrees to the foregoing lock-up restrictions.

(d)       Any Advance on Expenses described in Exhibit B is payable to Placement Agent within five days of execution of this Agreement, and is refundable to the extent not used. Moreover, Issuer agrees to reimburse Placement Agent for all out-of-pocket expenses incurred in connection with its engagement hereunder, including (x) all reasonable travel (which shall include, without limitation, business or first-class airfare for a flight longer than four hours), lodging and related incidental expenditures, (y) the fees and expenses of Placement Agent’s legal counsel incurred in connection with (i) the performance of the matters contemplated hereby and (ii) the payment of all fees and expenses due to Company hereunder, (excluding in connection with any fee dispute), and (z) all amounts paid to other outside professionals or experts, accountants, independent consultants retained in connection with Placement Agent’s performance of the matters contemplated hereby in connection with an Offering (including expenses incurred and charged by such outside professionals or experts, accountants, independent consultants); provided, however, that any such expenses other than expenses incurred by Placement Agent described in clause 2(d)(y)(ii) above, which individually, or in the aggregate, exceed $10,000.00 must be approved in advance by the written consent of the Issuer which approval shall not be unreasonably withheld; and provided further, that upon any such approval by Issuer, Issuer shall make payment in advance to Placement Agent of the estimated amount of such out-of-pocket expenses. Maximum aggregate fees and expenses to be paid or reimbursed to, or paid on behalf of, Placement Agent with or without Issuer approval shall not exceed $40,000. That maximum includes any fees or disbursements of Placement Agent outside counsel referenced in Section 2(e)(vi), below. Any excess costs or fees for goods or services sought by Issuer in relation to Offering shall be paid directly by Issuer to relevant third parties. Placement Agent agrees to provide any documents reasonably requested by Issuer in support of its expenses.

(e)       In addition, the Issuer shall pay for fees and expenses incurred by it in connection with the Offering, including without limitation, (i) all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Securities and Exchange Commission (the “Commission”), any necessary notice filings with state securities regulators of the states in which Securities under Offering will be sold, and the filing of the Offering Materials with the Financial Industry Regulatory Authority (“FINRA”) under FINRA Rule 5110, (ii) the costs of all mailing and printing of the Offering documents, the Offering Statement (as defined below), the Offering Circular (as defined below) and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as Placement Agent may reasonably deem necessary, (iii) the costs of preparing, printing and delivering electronic certificates representing such Securities; (iv) the costs and expenses of the transfer agent for such Securities; (v) the costs and expenses of the Issuer’s accountants and the fees and expenses of the Issuer’s legal counsel and other agents and representatives; and (vi) the reasonable fees and disbursements of outside counsel for the Placement Agent to a maximum of $15,000; and (vii) the costs and expenses of any third party marketing, advertising or promotional efforts.

(f)       Upon the execution of this Agreement, Placement Agent shall direct Issuer to engage a third party background check provider—at Issuer’s own expense via direct engagement with such background check provider—for the purpose of generating reports regarding the Issuer’s officers, directors and significant stockholders. Placement Agent will rely on reports generated by such service providers as part of its due diligence process and bad actor checks.

(g)       The Issuer will use its reasonable best efforts, in cooperation with the Placement Agent, to qualify the Securities for offering and sale under the applicable securities laws of such states and foreign jurisdictions as the Placement Agent may designate and maintain such qualifications in effect so long as required to complete the placement of the Securities; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. While both Parties acknowledge that the following activity is responsibility of Issuer, to the extent the Placement Agent prepares and files any documentation necessary to qualify and maintain the qualification of the offer and sale of the Securities under the laws of any state or foreign jurisdiction, the Issuer shall deliver to the Placement Agent in advance of any such filing the applicable state filing fees and will reimburse the Placement Agent for its reasonable costs and expenses in making any such filings.

(h)       Issuer may request that Placement Agent, at its discretion, post the Offering on OfferBoard® (or any affiliate of same), an online deal marketing, investor outreach and technology platform operated by the Placement Agent’s affiliate OfferBoard, LLC, a Delaware limited liability company (“OfferBoard”). If Issuer opts to host a standalone investment onboarding funnel on its website or elsewhere, OfferBoard will integrate its investor onboarding, recordkeeping and compliance processes with those of Issuer or any relevant third party. OfferBoard will handle all KYC, CIP, AML, and OFAC for investors participating under OfferBoard, as well as integration with Issuer’s or any relevant third party technology provider’s software. OfferBoard’s participation in any Offering shall be limited to introduction of the Offering to potential investors and OfferBoard will not participate in the preparation of any Offering Materials nor Authorized Sales Materials nor have any responsibility for the contents thereof. Regardless of whether the Offering is posted on OfferBoard, the Issuer understands and agrees that certain aspects of the Offering may be conducted through OfferBoard’s technology platform or facilities. To the extent necessary, the Issuer consents to the posting of information concerning the Offering on OfferBoard, subject to the confidentiality undertakings and agreements referenced in Sections 7 and Exhibit C of this Agreement. All information concerning the Issuer posted on OfferBoard shall be considered Offering Materials and/or Authorized Sales Materials. There is a technology fee associated with any use of OfferBoard as described in this Section, which shall be paid by Issuer, before the posting of an Offering on OfferBoard. Beyond what is stated above in this Section 2(h), there is no other contract or agreement governing the terms and arrangements of the services to be provided to Issuer by OfferBoard.

(i)       The Parties intend and agree that Issuer will only accept investments through OfferBoard or the processing systems of other third party regulatory technology (“reg tech”) providers explicitly approved by Placement Agent in writing. Manual review and approval of subscription and compliance documents—which both Parties acknowledge to be the regulatory responsibility of Placement Agent for the Offering described in this Agreement—generated and submitted manually, or completed using document execution solutions such as DocuSign, are significantly more onerous and time-consuming than review and approval of same through an approved reg tech platform. As such, in the event that Issuer accepts any investments manually as described above in this Section 2(i), Issuer agrees to pay Placement Agent $300 per hour for work related to review, communications regarding and approval of same, to a maximum of $25,000. In the event that billable hours for work related to such manual review and approval exceeds $25,000, Placement Agent reserves the right to terminate this Agreement for material breach.

(j)       All fees and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any United States or foreign withholding taxes or deductions and shall be payable to the account designated by Placement Agent under “Bank Information” in Exhibit B of this Agreement. No later than thirty (30) days following expiration or earlier termination of this Agreement, Placement Agent shall submit to Issuer a final invoice that sets forth the total of all Fees and reimbursable expenses (and any past-due payments) owed to Placement Agent under this Agreement, and payment of all such amounts shall be made by the Issuer to Placement Agent no later than thirty (30) days following the date of such final invoice. Any late payments of such fees and expenses shall be deemed in immediate default and deducted in full from any proceeds or raised capital. The Issuer’s obligations pursuant to this section shall survive expiration or earlier termination of this Agreement.

3.	Term of Engagement; Relationship of Parties.

(a)       The term of Placement Agent’s engagement hereunder (the “Term”) shall commence on the mutual execution of this Agreement and end on the earlier to occur of: (i) 12 months from SEC qualification; (ii) the final Closing of the Offering; or (iii) ten (10) business days after either party gives the other written notice of termination hereunder; provided, however, that the Issuer shall not provide Placement Agent with written notice of termination for at least one hundred twenty (120) days from the date that the Offering Statement for the Offering is qualified by the Securities and Exchange Commission. Moreover, upon a material default (with grounds for such default including but not limited to failure of Issuer to comply with relevant securities laws) by either Party, this Agreement may be terminated immediately upon written notice by the non-breaching Party. Upon any such termination, any fees, and expenses due to Placement Agent shall be remitted to Placement Agent promptly (including fees and expenses accrued before, but invoiced after, such termination). The Term of this Agreement may be extended as may be agreed by mutual written consent of the Parties.

(b)       Upon termination, Placement Agent will be entitled to collect all fees, if any, earned through the date of termination, and the Issuer will pay or reimburse Placement Agent for its out-of-pocket expenses, subject to Sections 2(d) and 2(e) hereof. The Issuer agrees that: (a) any termination or completion of Placement Agent’s engagement hereunder shall not affect the Issuer’s obligation to indemnify Placement Agent, the Soliciting Dealers and the affiliates of Placement Agent and the Soliciting Dealers as provided for herein, (b) any termination of Placement Agent’s engagement hereunder shall not affect the Issuer’s obligation to pay fees as provided for in Section 2(a) hereof; and (c) any termination of Placement Agent’s engagement hereunder shall not affect the Issuer’s obligation to pay fees and reimburse the expenses accruing prior to such termination as provided for herein.

(c)       Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if at any time after the termination of this agreement and on or before the twelve (12) month period following the termination of this Agreement (the “Residual Period”), the Issuer enters into a definitive commitment relating to the sale of Securities to, or facilitated by, any person or entity (including such person or entity’s affiliates, and each of its and such affiliates’ respective equity holders, officers, directors, employees, consultants, agents) that Placement Agent introduced to the Issuer and/or with whom Placement Agent had substantive communications with on behalf of the Issuer, the Issuer shall pay to Placement Agent fees in accordance with the terms and provisions of Section 2(a) hereof.

(d)       Nothing contained in this Agreement shall be construed to place Placement Agent and the Issuer in the relationship of partners or joint ventures. Neither Placement Agent nor the Issuer shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. The Issuer’s engagement of Placement Agent is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Issuer) as against Placement Agent or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. Placement Agent, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made, except as expressly set forth in this Agreement, and the parties have not relied on any promises or representations except as expressly set forth in this Agreement. Nothing contained herein should be construed as creating any fiduciary duties between the Issuer and Placement Agent.

4.             Right of First Offer. The Issuer agrees that if, but only if, the Offering is successfully consummated, it shall provide Placement Agent the right of first refusal for six (6) months from the date of the consummation of the Offering to act as Placement Agent or to act as joint Placement Agent on at least equal economic terms on any public or private equity financing (collectively, “Future Services”). If the Issuer notifies Placement Agent of its intention to pursue an activity that would enable Placement Agent to exercise its right of first refusal to provide Future Services, Placement Agent shall notify the Issuer of its election to provide such Future Services, including notification of the compensation and other terms to which Placement Agent claims to be entitled, within thirty (30) days of written notice by the Issuer. In the event the Issuer engages Placement Agent to provide such Future Services, Placement Agent will be compensated on a basis to be mutually agreed upon. For the avoidance of doubt, this right of first refusal shall not apply to any transaction in which the Issuer does not engage a placement agent, broker-dealer of record, finder or similar entity.

5.             Offering Materials; Representations and Warranties.

(a)       If the proposed offering is a Regulation A offering, the Issuer shall, as soon as practicable following the date hereof, prepare and file with the Commission and the appropriate state securities authorities, an Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act, and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering (collectively, the “Offering Materials”). If the Issuer’s offering has already been qualified by the SEC as of the date of its engagement of Placement Agent, Issuer will, as soon as is practicable, supplement its Offering Materials with SEC, describing the nature and terms of its engagement of Placement Agent. The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to Placement Agent and counsel to Placement Agent and will contain such interim and other financial statements and schedules as may be required by the Securities Act and rules and regulations of the Commission thereunder. Placement Agent and its counsel shall be given the opportunity to make such review and investigation in connection with the Offering Statement and the Issuer as they deem desirable. Placement Agent and the Issuer shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Offering Circular, it being further understood and agreed that, except as may expressly approved by Placement Agent, no proceeds from the Offering will be used to pay outstanding loans owed by the Issuer to any Issuer officers, directors or stockholders or to redeem any securities of the Issuer.

(b)      The Offering Statement will include this Agreement as an exhibit to the Offering Statement.

(c)       Issuer hereby represents, warrants and agrees with Placement Agent that upon qualification of the Offering Statement, the Offering Circular will comply with the Securities Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the Commission (the “Rules and Regulations”), and the Offering Circular and any and all authorized printed sales literature or other sales materials prepared and authorized by the Issuer for use with potential investors in connection with the Offering (“Authorized Sales Materials”), including without limitation, all testing the waters material under Rule 255, when used in conjunction with the Offering Circular, will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 5(c) will not extend to such statements contained in or omitted from the Offering Circular or Authorized Sales Materials as are primarily within the knowledge of Placement Agent and are based upon information furnished by Placement Agent in writing to the Issuer specifically for inclusion therein.

(d)       Issuer hereby authorizes Placement Agent to transmit to the prospective Investors the Offering Circular and Authorized Sales Materials. The Issuer will advise Placement Agent immediately of the occurrence of any event or any other change known to the Issuer which results in the Offering Statement, including the Offering Circular, or the Authorized Sales Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

(e)       The Issuer further agrees that Placement Agent may rely upon, and shall be a third-party beneficiary of, the representations and warranties and applicable covenants and agreements made to the investors in connection with the Offering. In addition, immediately prior to the initial and any subsequent Closing of the Offering, the Issuer shall execute and deliver to Placement Agent a representation letter in the style of Exhibit E of this Agreement (the “Representation Letter”) pursuant to which it will make representations and warranties to Placement Agent of the type that are customarily found in placement agency and underwriting agreements for offerings like the Offering. Such Representation Letter and the representations made therein are incorporated into this Agreement by reference as if set forth in full herein.

6.             Conditions TO Initial and Subsequent Closing Of the Offering. The Offering and all closings from escrow shall be conditioned upon, among other things, the following:

(a)       Satisfactory completion by Placement Agent of its due diligence investigation and analysis of: (i) the Issuer’s business, prospects, industry, financial condition and its arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Issuer as required by the SEC (including any relevant stub period reviews), and (iii) the Issuer’s projected financial results for the fiscal year ending December 31, 2021 and 2022;

(b)       Approval of the Offering by Placement Agent investment committee;

(c)       FINRA shall not have finally determined that the compensation payable to Placement Agent hereunder is unreasonable under FINRA Rule 5110;

(d)      Issuer completion of required notice filings and related requirements in any states where Securities have been sold under the Offering;

(e)      Continued full compliance by Issuer with all relevant securities laws and other relevant laws;

(f)       Placement Agent compliance review and approval of all prospective investors in the Offering;

(g)       Neither the Issuer nor any of its affiliates has, either prior to the initial filing or the qualification date of the Offering Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement;

(h)       The Issuer maintaining a PCAOB registered firm of independent certified public accountants acceptable to Placement Agent and the Issuer, including, without limitation, the Issuer’s existing auditor (which Placement Agent agrees is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits to be included in the Offering Statement, it being agreed that the Issuer will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Issuer’s audit committee or board of directors) for a period of at least three years after the

Closing so long as the Issuer is required to file reports with the SEC during such period;

(i)       The Issuer maintaining a transfer agent for the Issuer’s Securities reasonably acceptable to Placement Agent and continuing to retain such transfer agent for a period of two (2) years after the Closing;

7.             Indemnification, Contribution, and Confidentiality. The Issuer agrees to indemnify Placement Agent and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Exhibit A hereto, and the parties agree to the confidentiality provisions of Exhibit C hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether the Offering is consummated.

8.             Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Issuer and Placement Agent agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in Harris County or Houston, Texas USA (the “Agreed Forum”). Each of the Issuer and Placement Agent agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

9.             Limitation on Liability. Notwithstanding any provision of this Agreement to the contrary, the Issuer agrees that neither Placement Agent nor its affiliates, and the respective officers, directors, employees, agents, and representatives of Placement Agent, its affiliates and each other person, if any, controlling Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to Placement Agent hereunder.

10.           Announcement of Offering. If the Offering is consummated, Placement Agent may, at its own expense, place a customary announcement in such newspapers and periodicals as Placement Agent may desire announcing the Closing of the Offering, the name of the Issuer, the securities issued and the gross proceeds of the Offering. The parties agree that any such announcement will be subject to approval by the Issuer prior to dissemination by Placement Agent and that such approval will not be unreasonably withheld.

11.           Advice to the Board. The Issuer acknowledges that any advice given by Entoro to Issuer is solely for benefit and use of the Board of Directors of the Issuer and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

12.           Other Engagements. Nothing in this Placement Agent Agreement shall be construed to limit the ability of Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with entities other than the Issuer, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Issuer, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Issuer’s, or may have been identified by the Issuer as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Issuer acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Exhibit C of this Placement Agent Agreement.

13.           Survivability. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be severed and shall be inoperative, and the remainder of this Agreement shall remain operative and binding on the Parties.

IN THE EVENT THAT FINRA, OR ANY OTHER REGULATOR WITH RELEVANT JURISDICTION, REQUIRES OR OTHERWISE SEEKS MODIFICATIONS TO THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT ANY CLAUSES OF THIS AGREEMENT NOT EXPLICITLY MENTIONED BY THE REGULATOR AS BEING IN NEED OF MODIFICATION ARE NOT ELIGIBLE FOR REVISION OR RENEGOTIATION, AND SHALL REMAIN IN PLACE IN ANY SUBSEQUENT VERSIONS OF THIS AGREEMENT EXACTLY AS WRITTEN AS OF THE DATE OF INITIAL EXECUTION OF THIS AGREEMENT.

14.           Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof, with the sole exclusion of any NDA executed between the Parties, which is incorporated in its entirety herein by reference.

15.           Successors and Assigns. The benefits of this Agreement shall inure to the parities hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Placement Agent nor the Issuer shall assign to an unaffiliated third party any of its obligations hereunder.

16.           Counterparts. For the convenience of the parties, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

************

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

SECTION 1. Indemnification.

A.	Indemnification of Placement Agent.

The Issuer agrees to indemnify and hold harmless the Placement Agent, its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) (each, an “Affiliate”)), including any and all Soliciting Dealers, partners, officers and directors, and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (Placement Agent and each such person being an “Indemnified Party”), as follows:

(a)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) any untrue statement or alleged untrue statement of a material fact included in the Offering Statement, Offering Circular, Authorized Sales Materials, the Representation Letter or any information forming the basis for content in any of the aforementioned; or the omission or alleged omission in the Offering Statement, Offering Circular, Authorized Sales Materials, the Representation Letter or any information forming the basis for content in any of the aforementioned, of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (B) the breach or alleged breach of any representation, warranty or covenant of the Issuer under this Agreement;

(b)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission by the Issuer; provided that (subject to Section 1, B. of Exhibit A, below) any such settlement is effected with the written consent of the Issuer; and

(c)	against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Placement Agent reasonably incurred) in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or any claim whatsoever, commenced or threatened, based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

B.	Settlement

(a)	The Issuer will not, without the prior written consent of Placement Agent, settle any litigation relating to Placement Agent’s engagement hereunder unless such settlement includes an express, complete, and unconditional release of Placement Agent and Indemnified Parties with respect to all claims asserted in such litigation or relating to Placement Agent’s engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

(b)	If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 1.A. of Exhibit A effected without its written consent if

1)	such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request,

2)	such indemnifying party shall have received notice of the terms of such settlement at least 30 days before such settlement being entered into and

3)	such indemnifying party shall not have reimbursed such indemnified party in accordance with such request (other than those fees and expenses that are being contested in good faith) before the date of such settlement.

C.	Limitations

Issuer will not be liable to Placement Agent or Indemnified Parties to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Placement Agent or Indemnified Party’s willful misconduct or gross negligence. Issuer also agrees that Placement Agent and Indemnified Parties shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to Issuer or its security holders or creditors related to or arising out of the engagement of Placement Agent pursuant to, or the performance by Placement Agent or Indemnified Parties of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Placement Agent’s or Indemnified Parties’ willful misconduct or gross negligence.

SECTION 2. Contribution

A.	If the indemnification provided for in Section 1 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand, and the Placement Agent, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Placement Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(a)	The relative benefits received by the Issuer, on the one hand, and the Placement Agent, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Offering (before deducting expenses) received by the Issuer, on the one hand, and the total placement fees received by the Placement Agent, on the other hand, bear to the aggregate initial aggregate offering price of the Securities.

(b)	The relative fault of the Issuer, on the one hand, and the Placement Agent, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or by the Placement Agent, as the case may be, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2 of Exhibit A were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2 of Exhibit A. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 2 of Exhibit A shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

(d)	Notwithstanding the provisions of this Section 2 of Exhibit A, the Placement Agent shall not be required to contribute any amount in excess of the placement fees set forth in Section 2(a) of the Engagement Agreement received by it in connection with the placement of the Securities by it as agent.

(e)	No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	For purposes of this Section 2 of Exhibit A, each person, if any, (i) who controls the Placement Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Placement Agent’s Affiliates, selling agents, partners, officers and directors shall have the same rights to contribution as the Placement Agent, and (ii) who controls the Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Issuer’s Affiliates, directors, officers, employees and subsidiaries shall have the same rights to contribution as the Issuer.

EXHIBIT B

Offering Fees

A.	Initial Advisory/Consulting Fee – An non-refundable, cash fee of $10,000 payable by wire transfer to the bank account designated by Placement Agent below within five days of the latter of FINRA Rule 5110 approval of the Agreement to which this Exhibit is attached, or SEC qualification of the Offering.

B.	Advance on Expenses – An initial upfront $10,000 cash advance payment, covering expenses anticipated to be incurred by Placement Agent including due diligence expenses, technology platform setup costs and other support necessary prior to qualification of the Offering. Advance is payable by wire transfer to the bank account designated by Placement Agent below upon the signing of this Agreement. Advance is refundable to the extent not used, incurred or provided to Issuer.

C.	Offering Success Fee – In addition to the fees set forth above, the Issuer shall pay to Placement Agent by wire transfer to the bank account designated below, as compensation for the services provided by Placement Agent hereunder, the following:

i.	Cash Compensation: cash equal to 1.0 of the gross proceeds from the sale of the Securities in the Offering; or 6% of the gross proceeds from the sale of the Securities in the Offering facilitated by Placement Agent or Soliciting Dealers.

ii.	Equity Compensation: 0%

iii.	Digital Securities: N/A

D.	Warrants/Options Grant – Warrants, options or equivalent equal to [0%] percent of the total capital raised in securities in the Offering. If applicable, the Parties agree to work in good faith to finalize a separate Warrant or Option Agreement within 30 days of signature of this Agreement through a side letter or agreement. Parties will work to set objectives and metrics based on an appropriate valuation of such warrants, options or equivalent.

E.	Due Dates – The Offering Success Fee is due and payable to Placement Agent at or before the Closing of any Offering (or before each Closing, if more than one).

If the Issuer fails to pay any fee or advance due hereunder (including Initial or Monthly Advisory/Consulting or Offering Success Fees, and Advance on Expenses) within five days of after the date which such fees are due, Placement Agent may at its sole discretion deem such failure to pay as a material breach of this Agreement and elect to terminate the Agreement pursuant to Section 3(a) above. Any cash fee due shall be deemed in immediate default and deducted in full from any proceeds or raised capital. Any non-cash fee due but unpaid hereunder (including but not limited to any Digital Securities allocation or fee) shall be in immediate default.

F.	Other – [Reserved]

Entoro Securities Bank Information:

Entoro Securities, LLC
Attn: James C. Row
Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco CA94104
Account #: 9822502408

ABA 121000248

SWIFT: WFBIUS6S

EXHIBIT C

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached. The language in this Exhibit is intended to supplement, and not supersede, the Confidentiality, Non-Disclosure and Non-Circumvention Agreement executed previously by the Parties under separate cover, and hereby incorporated as part of this Agreement by reference.

In connection with the activities of Placement Agent on behalf of the Issuer as set forth in the engagement agreement to which this Exhibit is attached (the “Agreement”), the Issuer will furnish Placement Agent with all financial and other information regarding the Issuer that Placement Agent reasonably believes appropriate to its engagement (all such information so furnished by the Issuer, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the “Confidential Information”). The Issuer will provide Placement Agent with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Issuer. The Issuer recognizes and agrees that Placement Agent (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Issuer or its market competitors.

Placement Agent will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Issuer or by others without breach of a confidentiality agreement, shall disclose the Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Issuer or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Placement Agent is legally required to make disclosure of any of the Confidential Information, Placement Agent will: (i) give prompt notice to the Issuer prior to such disclosure, to the extent that Placement Agent can practically do so, (ii) reasonably assist the Issuer at the Issuer’s cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose.

The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by Placement Agent or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation. Entoro shall have the right to retain indefinitely contact information for any Investors participating in the Offering that is the subject of the Agreement to which this Exhibit is attached, if and only if such Investors participated due to facilitation efforts by Entoro. Such information shall not be considered to be “Confidential Information” under this Exhibit, solely to the extent that Entoro may solicit such Investors regarding future investment opportunities on which it has been engaged, or to facilitate account creation on web platforms owned by Entoro or Entoro-affiliated companies. Evidence of facilitation of specific investments will be determined using methodology described in Section 2(a) of the Agreement, or as otherwise mutually agreed by the Parties.

Notwithstanding the foregoing, Placement Agent, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Issuer.

Nothing in this Agreement shall be construed to limit the ability of Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Issuer, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Issuer, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Issuer’s, or may have been identified by the Issuer as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Issuer expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

EXHIBIT E

Form of Representation Letter to be Delivered Pursuant to Section 5(E)

The undersigned, _D. Roy Serventi_, the President and Chief Executive Officer of Issuer, a C Corporation formed under the laws of and _Jerry Washburn_, the Chief Financial Officer, each hereby certifies in his capacity as an officer and not in an individual capacity, pursuant to Section 5(e) of the Placement Agent Agreement, dated 4/14/2023, between Zephyr Group, Inc. (the “Issuer”) and Entoro Securities, LLC (the “Placement Agent”) that:

(i)	There has been no change or event with respect to the Issuer taken as a whole that would constitute a Material Adverse Effect since the date of the Placement Agent Agreement.

(ii)	The representations and warranties of the Issuer in the Placement Agent Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time.

(iii)	The Issuer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or before the Closing Time.

Capitalized terms used herein shall have the same meanings ascribed to them in the Placement Agent Agreement.

IN WITNESS WHEREOF, we have hereunto signed our names as of the date first written above.

ISSUER

By:	Zephyr Group, Inc.

By:
Name: D. Roy Serventi
Title: President

By:
Name: Jerry Washburn
Title: Chief Financial Officer

Audit trail

Title	Entoro Reg A Placement Agent Agreement - Zephyr
File name	2023.01.24 - Zeph...nt Agreement.docx
Document ID	074b19ace5b651c25065e676e44925bd59468cab
Audit trail date format	MM / DD / YYYY
Status	● Signed

Document History
04 / 28 / 2023 21:23:54 UTC	Sent for signature to James Row (mrow@entoro.com) from saas@entoro.com IP: 76.142.84.6

04 / 28 / 2023 21:44:10 UTC	Viewed by James Row (mrow@entoro.com) IP: 76.142.55.247

04 / 28 / 2023 21:55:10 UTC	Signed by James Row (mrow@entoro.com) IP: 76.142.55.247

04 / 28 / 2023 21:55:10 UTC	The document has been completed.

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